SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2005

VISTULA COMMUNICATIONS SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50758	20-0734966
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Suite 801, 405 Park Avenue, New York, NY 10022

(Address of principal executive offices) (Zip Code)

(212) 317-8900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 1, 2005, we entered into a Distribution and Marketing Agreement with Telstra Europe Limited, under which we have granted Telstra Europe an exclusive license to market, distribute and support our V-Cube™ IP-PBX internet telephony software products throughout the United Kingdom and Ireland.  As consideration for this agreement, Telstra Europe will pay us £1.00 per month (or, as of the date hereof, approximately US$1.89) for each individual user of V-Cube™ or V-Cube™-related services.  The payment of such fees will begin after the commercial launch of V-Cube™, which is subject to our achievement of certain specifications with respect to V-Cube™ to be agreed upon by us and Telstra Europe.

The agreement has an initial term of five years and automatically renews for successive two-year periods unless Telstra Europe notifies us in writing of its desire not to renew at least 90 days prior to the end of the then-current term.  We are required to terminate this agreement in the event our Distribution and Marketing Agreement with NetYantra Inc., the developer from whom we obtained a license to market and distribute the V-Cube™ platform, expires or terminates.

Our wholly owned subsidiary, Vistula Limited, has previously entered into a Preferred Partner Agreement and Resale Agreement with Telstra Europe pertaining to the marketing and sales of Telstra Europe’s telecommunications services by Vistula Limited.

The foregoing discussion is only a summary and is qualified in its entirety by reference to the Distribution and Marketing Agreement, which is included as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference in this Item.  Our Distribution and Marketing Agreement with NetYantra Inc. was previously included as Exhibit 10.21 to our registration statement on Form 10-SB, as amended.

ITEM 9.01                                       FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Number	Title
10.1	Distribution and Marketing Agreement by and between Vistula Communications Services, Inc. and Telstra Europe Limited dated as of April 1, 2005.
99.1	Press release dated April 4, 2005

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTULA COMMUNICATIONS SERVICES, INC.

Dated: April 4, 2005	/s/ George R. Vaughn
George R. Vaughn
Chief Financial Officer

Exhibit Index

Number	Title
10.1	Distribution and Marketing Agreement by and between Vistula Communications Services, Inc. and Telstra Europe Limited dated as of April 1, 2005.
99.1	Press release dated April 4, 2005